EXHIBIT 10.48

SOW-002

Form of Statement of Work (SOW)

Consultant Name: Ashley Garnot

Agreement Name: Touchpoint Metrics, Inc. Independent Contractor Agreement (“Agreement”)

Agreement Date: August 1, 2013

Project Name: Investor Relations

SOW Date: February 2, 2014

This Statement of Work (“SOW”), is entered into by and between Touchpoint Metrics, Inc. and Ashley Garnot (“Consultant”) effective as of the date above February 2, 2014, and will serve as the Company’s approval for the Consultant to begin work on the project described in the following:

1.	Description of Project and/or Services.

Consultant agrees to provide professional consulting services related to investor relations to the Company as requested.

2.	Project Duration.

This SOW will commence on the effective date above, February 2, 2014 and remain in effect until terminated by Company or Consultant at any time upon written notice.

3.	Compensation.

For Services rendered by Consultant under this Agreement, the Company shall compensate Consultant as follows: $2,500 USD per month over the duration of the SOW.

4.	Expenses.

The Company shall be responsible for any and all expenses that Consultant reasonably incurs in performing the duties assigned hereunder. The Consultant shall be responsible to provide reasonable evidence to the Company of any such expenses, such as receipts for phone, courier or other reasonable expenses.

This Statement of Work is entered under and subject and pursuant to the Agreement between the Company and the Consultant. Any capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement. This Statement of Work supplements and incorporates by reference the relevant terms of the Agreement. The parties have executed this Statement of Work on the respective dates set forth below.

Touchpoint Metrics Inc.		Ashley Garnot
By:	MICHAEL HINSHAW	Signature:	ASHLEY GARNOT
Title:	President	Date:	February 2, 2014
Name:	Michael Hinshaw
Date:	February 2, 2014